                                 EXHIBIT 11
                                 ----------

                 COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARY
            STATEMENT REGARDING:  COMPUTATION OF EARNINGS PER SHARE



                                                            Three Months Ended                     Nine Months Ended
                                                                September 30                          September 30
                                                    --------------------------------       ---------------------------------
                                                      1996                  1995              1996                 1995
                                                    ---------           ------------       ----------           ------------
Income Per Common Share (1)

Net income (in thousands)                          $       570          $       598         $      1,950         $      1,991
                                                   ===========          ===========         ============         ============

Net income per share                               $       .26          $       .27         $        .88         $        .90
                                                   ===========          ===========         ============         ============

Weighted average common shares outstanding           2,219,082            2,206,085            2,216,286            2,201,135
                                                   ===========          ===========         ============         ============
Income Per Common Share, Assuming
  Full Dilution (1)

Net income (in thousands)                          $       570          $       598         $      1,950          $     1,991
                                                   ===========          ===========         ============          ===========

Net income per share                               $       .26          $       .27         $        .88          $       .90
                                                   ===========          ===========         ============          ===========

                                                     2,219,082            2,206,085            2,216,286            2,201,135
                                                   ===========          ===========         ============          ===========

(1) Net income per share has been computed using the weighted average number of common shares and common share equivalents outstanding during each year presented. Common stock equivalents include stock options. Warrants have not been included in CFGI's computation of earnings per share because the market price of CFGI's common stock has been less than the exercise price of the warrants since issue. See Note F to CFGI's consolidated financial statements.